Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
Tel: 972-308-6847

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS 225% INCREASE IN REVENUES
FOR SECOND QUARTER 2008

DALLAS, TX – July 23, 2008 -- American CareSource Holdings, Inc. (AMEX: XSI) today reported a 225% increase in revenues to approximately $13.0 million for the second quarter ended June 30, 2008 compared to approximately $4.0 million in the same period last year.  The Company’s second quarter revenues also represent a 13.1% improvement over first quarter 2008 reported revenues of $11.5 million.

“These results are reflective of the progress we have made over the last year in developing our business model.  Our focus on providing a broad and growing array of outsourced ancillary care services as a solution to lowering our client’s overall healthcare costs is resonating in the marketplace.  As our client base and reputation build, we expect this positive momentum to accelerate. Our results in this quarter and for the first half of the year further substantiate that we remain on track to exceed our initial guidance of $50 million in revenues for the full year,” noted David S. Boone, Chief Executive Officer of American CareSource.

American CareSource will host a conference call to discuss the second quarter financial results on Thursday, August 14, 2008 at 10:00 a.m. central time.  The Company will issue a press release reporting full financial results the same morning.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company offers a comprehensive national network of approximately 2,500 ancillary service providers at over 25,000 sites. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, timing, issues relating to client implementation and  the effect of economic conditions, competition and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

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